VAALCO Energy, Inc.
4600 Post Oak Place, Suite 309
Houston, Texas 77027
Tel: (713) 623-0801
Fax: (713) 623-0982

VAALCO Energy, Inc. Announces New FPSO Contract

HOUSTON, TEXAS - October 17, 2007 - VAALCO Energy, Inc. [NYSE: EGY] (the “Company”) today announced that it had entered into an agreement with Tinworth Pte. Ltd. regarding the FPSO “Petroleo Nautipa”. The FPSO operates within the Etame Marin concession offshore Gabon. The new agreement allows the consortium to increase oil production beyond the current contractual capacity of the FPSO while also extending the contract an additional four years to 2015.

Robert L. Gerry, III, Chairman and CEO of VAALCO Energy, Inc., said “It’s a win-win agreement for both parties. The consortium will pay for certain upgrades to the FPSO’s water treatment capacity to allow us to gradually increase production primarily from the Avouma / S. Tchibala Fields. While complete installation of the upgrade will not be finished until late 2008 we will begin increasing production in the near term.”

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO's strategy is to increase reserves and production through the exploration of oil and natural gas properties with high emphasis on international opportunities. The Company's properties and exploration acreage are located primarily in Gabon and Angola, West Africa.

This press release includes "forward-looking statements" as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for future operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control. These risks include, but are not limited to, inflation, lack of availability, goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO's annual report on form 10K/A for the year ended December 31, 2006 and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.